Exhibit 10(c)

FORM OF

COMMERCIAL ASSET MANAGEMENT AND LEASING AGREEMENT

THIS COMMERCIAL ASSET MANAGEMENT AND LEASING AGREEMENT (this “Agreement”) is made and entered into as of the                  day of                 , 200     (the “Effective Date”), by and between                         , a                       , having its principal office at 7501 Wisconsin Avenue, Suite 1500 East, Bethesda, MD 20814-6522 (hereafter referred to as “Owner”), and B. F. Saul Property Company, a Maryland corporation, having its principal corporate office at 7501 Wisconsin Avenue, Suite 1500 East, Bethesda, MD 20814-6522 (hereafter referred to as “Manager”).

A. Owner owns the real property and improvements thereon located at                         , commonly known as                          (hereafter referred to as the “Property”), including a     -story office building of approximately                          rentable square feet (hereafter referred to as the “Building”).

B. Subject to the terms and provisions of this Agreement, Owner desires to appoint Manager as its property manager for the Property, and Manager wishes to accept such rights and responsibilities.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, it is agreed as follows:

1. Appointment of Manager. Owner hereby appoints and designates Manager as its property manager for the Property, subject to all the terms and conditions of this Agreement, including Schedules A and B and any addendum attached hereto and incorporated herein.

2. Management Duties.

(a) Owner hereby authorizes Manager, and Manager agrees, to do all things necessary to manage and lease the Property in accordance with this Agreement. Without limiting the foregoing (except as specifically provided for herein), Manager shall be authorized and Manager agrees to perform the management services set forth in clauses (i)-(v) of this Paragraph 2(a).

(i) Owner hereby appoints Manager its Attorney-in-Fact to collect rents and other charges or income from the Property, and to cause compliance with the terms of all existing and future leases entered into and covering any portion of the Property. In connection with the foregoing, Manager may engage collection agencies and/or legal counsel, file and prosecute actions to recover possession of any leased space, or settle, compromise or release such actions, in each case without Owner’s prior approval (unless the amount in controversy represents twenty percent (20%) or more of the gross rent from the Property in a particular month); provided, however, that all costs incurred therefor by Manager, including court costs and attorneys’ fees, shall be paid by Owner. Notwithstanding the foregoing, Manager, in its sole discretion, may waive current-month late charges and, subject to preapproved policy, settle any dispute arising in connection with the payment or collection of rent or other income pertaining to the Property.

(ii) Manager shall forward to Owner all security deposits of tenants, such deposits to be held by Owner.

(iii) Manager shall perform the leasing responsibilities described in Paragraph 3 of this Agreement.

(iv) Manager shall maintain the Property as provided in Paragraph 5 of this Agreement.

(v) Owner hereby appoints Manager its Attorney-in-Fact to institute any proceeding or application for a reduction in the real estate tax assessment of the Property for the current and any future tax year during the term of this Agreement.

(b) If on-site employees are required, Owner shall provide rent-free office space at the Property to Manager, which space shall be sufficient to accommodate Manager’s employees in the performance of Manager’s obligations hereunder. Owner shall also provide parking spaces for Manager’s on-site building staff. The area and location of such office space and parking shall be agreed upon by Owner and Manager. All costs and expenses of operating and maintaining such office space and parking shall be paid by Owner, which costs and expenses shall include, but not be limited to, providing adequate furniture, equipment and supplies, heat, electricity and air conditioning, refuse removal and other utilities and other costs and expenses related to such office space and parking.

3. Leasing Duties.

(a) Manager will perform the usual and customary duties and functions of an exclusive leasing agent for the Property in a faithful and diligent manner and shall use the diligent efforts of its organization to obtain tenants, and to negotiate leases with such tenants, for the Property. Manager’s leasing responsibilities may include the following services:

(i) Prepare a study of the Property market area and prepare a marketing plan for the Property.

(ii) Install appropriate signage on the Property.

(iii) Obtain and investigate prospective tenants for the Property and obtain references, business plans and credit reports on such prospective tenants.

(iv) Meet with Owner’s Representative (as defined in Paragraph 14) on a regular basis to keep Owner apprised of the progress of the leasing activities and to review and approve prospective tenants for the Property.

(v) Introduce the Property to the brokerage community and mail promotional material to prospective tenants and brokers.

(b) Other Lease Agent. Upon the mutual agreement of Owner and Manager, Owner may retain another brokerage firm to act as an exclusive leasing agent (hereafter referred to as an “Other Lease Agent”) for the procurement of leases for new tenants at the Property. Manager will coordinate the activities of any Other Lease Agent and advise Owner regarding the proposed leases obtained by any Other Lease Agent.

4. Independent Contractor. Manager shall act as an independent contractor and not as employee or, except as otherwise expressly provided herein, agent of Owner.

5. Maintenance and Operation of the Property.

(a) On the basis of an operating schedule, job standards and wage rates previously approved by Owner, Manager shall select, employ, supervise and discharge all employees required to operate, lease, maintain and manage the Property in accordance with the terms of this Agreement. Such personnel shall, in every instance, be employees of Manager, and compensation for the services of such employees (as evidenced by payroll documents, worker’s compensation and all other benefits, and direct overhead FICA, FUTA, health, etc.) shall be considered an expense of Owner and paid bi-weekly by Manager. In addition, Owner shall pay the apportioned salary and payroll charges of off-site personnel who provide special services to the Property not normally provided by Manager, such as, but not limited to, mechanical specialists, engineers, architects, legal counsel, marketing specialists and dedicated project accountants, if applicable. Such persons shall be paid in accordance with Schedule B hereto, but only if Owner shall have specifically requested such special services and shall have agreed to the charge for such services. The term “payroll charges” or “direct overhead” as used herein shall be deemed to include, but not be limited to, payroll taxes, unemployment insurance, worker’s compensation insurance, medical insurance, life insurance, pension charges, office rent, office operating expenses and employee recruitment costs (provided that Manager shall provide Owner annually with a schedule setting forth the percentage of costs of Manager’s worker’s compensation insurance program allocable to each property managed by Manager, and Owner shall be responsible only for the percentage of such costs allocable to the Property).

(b) Manager shall not be liable to Owner or to others for any act or omission on the part of any on-site personnel hired by Manager in the name of Owner, or for any act or omission of any other person employed, retained, supervised, or contracted with by Manager on behalf of Owner, provided Manager has taken due professional care in the employment, retaining or contracting of said individuals or business entities and it is not grossly negligent or guilty of willful misconduct in its supervision of such individuals or entities.

(c) Manager shall keep the Property in a clean and orderly condition, make or supervise all necessary repairs to the Property and purchase all supplies necessary for the operation of the Property, as approved by Owner. Manager shall not make any expenditure the cost of which would vary from the amount provided for such expenditure in the Budget (as defined in Paragraph 8) by more than $10,000 or ten percent (10%), in either case without first obtaining the approval of Owner. Notwithstanding the foregoing, the prior approval of Owner shall not be required for monthly or recurring expenses and bills, such as utilities, mortgage payments, management compensation, compensation of on-site employees, normal monthly recurring expenses such as, but not limited to, trash removal, routine equipment maintenance and repairs, janitorial service and the like, and payments to any reserve and replacement or other escrow account (if any). In the event emergency repairs are required to protect the Property from damage, to mitigate further damage or to avoid the suspension of necessary services to tenants, Manager shall be authorized to make any required expenditures. Manager shall promptly notify Owner of the nature and approximate cost of any such emergency repair, but in no event later than three (3) business days after authorizing such repair.

(d) Any rebate or discount obtained by Manager in connection with an expenditure made pursuant to this Paragraph 5 shall inure to the benefit of Owner.

(e) Manager shall have the authority to negotiate and enter into service contracts with respect to the Property for periods not in excess of one year, in the name of and at the expense of Owner, provided that the cost is not in excess of the approved Budget amount. Manager shall be responsible for supervising and monitoring all services performed by subcontractors. Manager shall review all contracts in force as of the date of this Agreement and the performance of the contractor thereunder and shall recommend whether Owner should continue or terminate such contracts.

6. Trustee Account.

(a) Subject to the terms of any loan to which the Property is subject, all rents and other charges collected by Manager from tenants of the Property pursuant to Paragraph 2(a) shall be deposited by Manager in a trustee account (hereafter “Trustee Account”) maintained at Chevy Chase Bank or such other bank, as long as it is federally insured, as may be designated by Owner. Manager shall not be held responsible for the failure of such bank or institution. Any funds in excess of that necessary for day to day management of the Property, as determined by Owner and Manager, shall be deposited in an interest-bearing account with all benefits accruing to Owner. Manager shall transmit said funds to Owner pursuant to written instructions provided by Owner.

(b) Manager shall not be required to advance any of its own funds on behalf of the Property or Owner, and Owner agrees to pay all of the Property’s operating costs. If Manager elects to advance any of its own funds, which shall not exceed Two Thousand Dollars ($2,000.00), in connection with the operation of the Property, Owner agrees to reimburse Manager for such amounts within ten (10) days of receiving written notice from Manager. If funds are not reimbursed within ten (10) days of such written notice, the amount unpaid shall also bear interest current with the then-prime interest rate published or quoted by Chevy Chase Bank.

7. Monthly Statement.

(a) On or about the 10th day of each month, beginning with the first month following the date of this Agreement, Manager shall render to Owner a monthly statement summarizing the income earned and expenses incurred during the period covered by the statement, an accounts receivable statement, a capital tracking report, and a rent roll, in each case for the preceding month.

In addition, Manager shall submit a monthly management letter to Owner setting forth information regarding the condition of the Property, any operating problems which have occurred or are foreseen at the Property, and other general information of importance in the management of the Property. Manager also shall provide such other property information and reports to Owner as may be required pursuant to the terms of any loan to which the Property is subject.

(b) Manager shall keep and maintain a purchase order system with respect to purchases for the Property exceeding $5,000.00.

8. Budgets.

(a) Prior to September 30 of each year of the term of this Agreement, Manager shall submit to Owner a proposed operating budget (the “Budget”) for the fiscal year beginning the following October 1st (the “Fiscal Year”). The proposed budget shall set forth the estimated income, operating and capital expenses for the Property for the Fiscal Year, such as real estate taxes, utilities, mortgage payments, insurance premiums, employees’ salaries, maintenance expenses, reserves for replacement and other similar items.

(b) At the time Manager submits the Budget to Owner as provided in Paragraph 8(a) above, Manager shall provide Owner with recommendations of any procedures that Manager deems advisable for the more efficient and economic management and operation of the Property.

9. Management, Leasing, and Other Fees.

(a) Management and Leasing Fees. As compensation for the services rendered by Manager under this Agreement, Owner shall during the term hereof pay Manager the fees set forth in Schedule A. Such fees shall be deducted by Manager on a monthly basis from the gross rents actually collected.

(b) Legal and Other Fees. In the event Manager employs, with the prior consent of Owner, “in house” counsel, Owner will reimburse Manager in accordance with Schedule B.

(c) Project Management Fee. Manager may, as agent for Owner, execute contracts with general contractors consistent with the Budget for maintenance of the Building or for improvements to be constructed for tenants of the Building or as otherwise requested by Owner. Manager will coordinate or administer such tenant improvements, fire or disaster renovation, or major building improvements over and above normal management services, and Manager shall be entitled to additional compensation in accordance with Schedule A.

(d) Tenant Construction Administration Fee. If Manager, at Owner’s request, acts as construction supervisor with respect to tenant improvements, Manager shall be entitled to additional compensation in accordance with Schedule A.

10. Insurance. Owner shall place all property and liability insurance with respect to the Property as is deemed to be appropriate in Owner’s reasonable discretion, subject to the requirements of applicable law and the terms of any loan to which the Property is subject, and shall name Manager as additional insured on any policy and provide Manager with thirty (30) days’ written notice of policy cancellation.

11. Responsibility of Owner to Provide Information and Perform Other Acts. Owner shall promptly furnish Manager with all documents and records required for the management of the Property, including, but not limited to, all architectural, mechanical and other building and tenant as-built plans; all leases with tenants of the Property and all amendments and correspondence related thereto; copies of any service contracts in effect with respect to the Property as of the date of this Agreement; all copies of applicable insurance policies; and a current tenant register containing each tenant’s rental payment record (prepaid or delinquent).

12. Indemnification.

(a) Owner shall indemnify, defend, and hold Manager harmless from any and all claims, costs (including reasonable attorneys’ fees), damage, liability, or loss Manager may suffer as a result of claims, costs, demands, or judgments against it arising out of the performance of Manager’s duties, obligations, and powers under this Agreement or arising out of acts or omissions of parties to any contracts or subcontracts entered into by Manager pursuant to this Agreement. Notwithstanding the foregoing, Owner shall not be required to indemnify or defend Manager or be responsible in any manner for any liabilities resulting from the gross negligence or willful malfeasance of Manager, or resulting from the reckless disregard of Manager’s obligations under this Agreement.

(b) Manager shall have no responsibility for the compliance of the Property (or any equipment contained therein) with the requirements of any statue, ordinance, law, or regulation, except to notify Owner in writing promptly of any written complaints, warnings, notices, or summonses received by Manager relating to such matters, provided that Manager shall use its commercially reasonable efforts to see that such violations do not occur. Notwithstanding this Paragraph 12(b), should Manager act as a general contractor for projects described in Paragraph 9(c), rather than contracting with a third-party general contractor pursuant to Paragraph 9(c), Manager shall comply with and have responsibility for the administration of tenant renovations, fire or disaster renovations or major building improvements.

13. Effective Dates and Termination.

(a) This Agreement shall be effective as of the Effective Date, and, unless sooner terminated as provided herein, shall continue in full force and effect through September 30, 200_1. If, during a particular year of the term of this Agreement, neither party terminates this Agreement pursuant to Paragraph 13(b) or (c), this Agreement shall automatically be extended for successive one-year periods subject to the terms and conditions contained herein.

(b) In the event that either party shall materially breach the terms of this Agreement, this Agreement may be terminated upon ten (10) days’ written notice, such termination date to be effective as of midnight on the tenth (10th) day following receipt of such notice by the non-

[1]	Initial term of no more than one year, ending on September 30.

terminating party; provided that in the event that such breach has been cured or, in the case of Manager’s default, Manager has demonstrated that the cure has been substantially completed within said 10-day period, or a mutually agreed upon extension of time, then such notice of termination shall be ineffective.

(c) This Agreement may be terminated upon sixty (60) days’ written notice by either party without cause and such termination shall be effective as of midnight on the sixtieth (60th) day following receipt of such notice by the non-terminating party.

14. Owner’s Representative.

At the time of execution of this Agreement, the Owner’s Representative shall be B. Francis Saul III, the [title] of the Owner. The Owner’s Representative or his designee shall exercise all duties, obligations, powers, and rights of Owner under the terms of this Agreement. Owner may change the Owner’s Representative by notifying Manager in writing of the name and address of a new Owner’s Representative. In exercising its rights and powers and fulfilling its duties and obligations under this Agreement, Manager shall deal only with Owner’s Representative or his designee.

15. Governing Law.

This Agreement shall be governed by the laws of the State of Maryland, without giving effect to choice of law provisions that would result in the application of the law of any other jurisdiction.

16. General Provisions.

(a) This Agreement may be modified only by a written instrument signed by the parties hereto.

(b) This Agreement shall be for the benefit of, and binding upon, the heirs, successors, transferees, and assigns of the parties hereto. Neither party may assign this Agreement without the written consent of the other party.

(c) If a petition in bankruptcy is filed by or against either Owner or Manager, or if either Owner or Manager makes an assignment for the benefit of creditors or takes advantage of any insolvency statute or proceeding, the other party may terminate this Agreement upon ten (10) days’ prior written notice.

(d) Except as required by law or the terms of any loan to which the Property is subject, Manager shall not disclose to any third person financial or other information relating to this Agreement, the Property or Owner.

(e) If the date by which or on which any act required to be performed under this Agreement falls on a non-business day, then such act shall be performed by or on the next following business day.

(f) Manager shall insert, to the extent practicable, in all agreements prepared or executed by it on behalf of Owner, a provision that the officers, employees and shareholders of Owner shall not be personally liable thereunder and that the other parties shall look solely to the property of Owner for the payment of any claim thereunder.

17. Notice. Any notice required under the terms of this Agreement shall be valid if in writing and mailed by regular mail, postage prepaid, as follows:

If to Owner:

c/o B. F. Saul Real Estate Investment Trust

7501 Wisconsin Avenue, Suite 1500 East

Bethesda, Maryland 20814-6522

Attn.: Legal Department

If to Manager:

B. F. Saul Property Company

7501 Wisconsin Avenue, Suite 1500 East

Bethesda, Maryland 20814-6522

Attn.: Legal Department

18. Waiver of Subrogation. Manager and Owner each hereby waives any and all rights of recovery, claim, action or cause of action against the other for any loss or damage to the Property that is caused by or results from risks insured under any insurance policies carried or required to be carried by Owner or Manager hereunder.

19. No Third-Party Beneficiary. This Agreement is intended for the exclusive benefit of the parties hereto and, except as otherwise expressly provided herein, shall not be for the benefit of, and shall not create any rights in, or be enforceable by, any other person.

20. No Partnership. Nothing in this Agreement shall be construed as establishing a partnership or joint venture between Owner and Manager.

21. Complete Agreement. This document forms the complete Agreement and represents the full arrangement between Owner and Manager for all property management and leasing services for the Property.

22. Subordination. This Agreement is subject and subordinate to the lien, operation and effect of all mortgages, deeds of trust, or ground leases now or hereafter encumbering the Property. This provision shall be self-executing, but Manager shall, upon request, execute such instruments as may be reasonably requested by Owner, or any mortgagee or lender, to evidence such subordination.

23. Effect of Termination. The termination of this Agreement for any reason shall not affect any right, obligation or liability that has accrued under this Agreement on or before the effective date of such termination. Upon termination of this Agreement, Manager will cooperate with Owner and do all things reasonably necessary to achieve an efficient transition of the management of the Property without detriment to the rights of Owner, or to the continued management of the Property. Without limiting the foregoing, upon such termination, Manager shall (i) assign to Owner or to such person or persons as Owner may direct, all service contracts and other agreements that Manager may have executed on behalf of the Owner, as authorized by this Agreement, and (ii) deliver to Owner or to such person or persons as Owner may direct all documents, permits, books, records and accounts, rent rolls, insurance policies, software licensed to the Property, files and other material relating to the Property in Manager’s possession, except that Manager shall have no obligation to deliver to Owner any proprietary information of Manager. All personal property of Owner, whether located at the Property or elsewhere, shall be delivered to Owner or its representative or designee or as Owner otherwise directs. Within thirty (30) days after such termination, Manager shall deliver to Owner a final accounting to Owner in such form as requested by Owner.

24. Estoppel Certificates. Each party hereto, at any time and from time to time during the term of this Agreement, shall promptly, but in no event later than ten (10) business days after written request by the other party hereto, execute, acknowledge and deliver to such requesting party or to any person designated by such requesting party, a certificate stating: (i) that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Agreement is in full force and effect as modified, and identifying the modification agreements); (ii) the date to which any sum due and payable pursuant to this Agreement has been paid; (iii) whether or not there is any existing default by either party hereto with respect to which a notice of default has been served, and if there is any such default, specifying the nature and extent thereto; (iv) whether or not there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate and (v) any other information relating to this Agreement reasonably requested by the requesting party.

25. Representations. (a) Manager represents, warrants and covenants as follows: (i) Manager has the full power and authority to enter into this Agreement; (ii) there are not written or oral agreements by Manager that will be breached by, or agreements in conflict with, Manager’s performance under this Agreement; (iii) where necessary, Manager will be duly licensed and able to perform all of the duties under this Agreement as of the Effective Date and throughout the term of this Agreement and shall comply with and abide by all laws, rules, regulations and ordinances pertaining thereto; and (iv) Manager has the experience necessary to perform the obligations required hereunder and it possesses the status and experience necessary for the provision of the services hereunder.

(b) Owner represents and warrants that Owner has the full power and authority to enter into this Agreement, and the person executing this Agreement on behalf of Owner is authorized to do so.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OWNER:

,

a

By:

Name:

Title:

Date:

MANAGER:

B. F. SAUL PROPERTY COMPANY, a Maryland corporation

By:

Name:

Title:

Date:

SCHEDULE A

Management and Leasing Fees

Management Fees

Management Fee	Five percent (5.0%) of gross collections*, or $5,000 per month, whichever is greater.

Project Management Fee	Eight percent (8%) of the project costs, gross construction costs or building improvement costs (in any case including personnel costs and related overhead). If, with the consent of Owner, Manager also acts as general contractor, Owner shall pay Manager a negotiated fee which shall constitute Manager’s compensation for the services referenced in the first sentence of Paragraph 9(c).

Tenant Construction Administration Fee	The greater of (i) one percent (1%) of the project costs, and (ii) the amount agreed to be paid to Owner by the applicable tenant in connection with the construction supervision services related to the project.

*	Gross collections from tenants of the Property shall include, but not necessarily be limited to, basic rent; prepaid rent; rent increases; consumer price index adjustments; tax, utility, and operating cost pass throughs; lease termination payments and vending machine income.

Leasing Fees

	Manager’s Fee	Fees To Other Lease Agent & Cooperating Brokers
Manager as Exclusive Broker

New Leases	5.0% of rent collections**	None

Options	5.0% of rent collections**	None

Renewals	5.0% of rent collections**	None

Manager with Co-broker

New Leases	2.5% of rent collections**	Market rates and terms as approved by Owner

Options	2.5% of rent collections**	Market rates and terms as approved by Owner

Renewals	2.5% of rent collections**	Market rates and terms as approved by Owner

Manager with Other Lease Agent

New Leases	1.0% of rent collections**	Market rates and terms as approved by Owner

Options	1.0% of rent collections**	Market rates and terms as approved by Owner

Renewals	1.0% of rent collections**	Market rates and terms as approved by Owner

**	Rent collections from tenants of the Property shall include, but not necessarily be limited to, basic rent; prepaid rent; rent increases; and consumer price index adjustments.

SCHEDULE B

Services Beyond the Scope of the Basic Agreement

Bank Lock Box Service Charges	At cost

Long distance telephone charges for collections and other lease enforcement, postage and messenger or overnight deliveries	At cost

Labels for mailings	$10.00 + $.04 per unit per set of labels

Bulk Materials reproduced at Manager’s offices	$.15 per copy

Accrual accounting statements	If requested, fee shall be negotiated between Manager and Owner

Manager’s or Accountant’s time for performance of items beyond the scope of this Agreement	$80.00/hr.

Manager’s Chief Engineer licensed Stationary Engineering and to oversee or trouble shoot mechanical systems as required	$75.00/hr.

Administrative Assistant’s time for performance beyond the scope of this Agreement	$22.00/hr.

Manager, Accountant, or Collection Manager - court appearances, depositions, warranty work beyond the scope of this Agreement	$80.00/hr.

Director of Property Management and/or

Director of Operations’ time for performance

of items beyond the scope of this Agreement;

i.e., attendance at meetings, court appearances,

depositions, warranty work

$120.00/hr.

Manager’s “in house” legal counsel	$200.00 per hour

*	All costs on this Schedule B are subject to annual adjustment as agreed upon by Owner and Manager.